Exhibit 99.01

February 8, 2002

Xcel Energy seeks to offer securities, quell rumors

     MINNEAPOLIS — Xcel Energy announced Friday that the company has filed for securities sales of up to $1 billion over time. Meanwhile, Xcel Energy officials said recent published reports of merger talks naming specific companies were untrue and that the company continues to review its options with regard to subsidiary NRG Energy.

     Xcel Energy on Thursday filed an S3 shelf registration statement with the Securities and Exchange Commission in order to sell debt securities or common stock to raise up to $1 billion. The company also may offer $400 million of unsold securities under a previous shelf registration statement, giving it a total of $1.4 billion on the shelf.

     Xcel Energy Chairman, President and Chief Executive Officer Wayne Brunetti said Friday that the company is not in talks with other utility companies for potential future mergers.

     “We are not in negotiations with any company with regard to possible mergers,” Brunetti said. “Even though it is our policy not to comment on such potential actions or rumors, we decided that this one time, in light of recent erroneous reports, we needed to correct the record. We will not make any further comments about potential or rumored mergers.”

     Brunetti also said the Xcel Energy Board continues to analyze the company’s options with regard to its 74-percent-owned subsidiary NRG Energy and has made no decision about those options at this time.

This information is not given in connection with any
sale or offer for sale or offer to buy any security.

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